WEYERHAEUSER                        P.O. Box 54089         (logo)
MORTGAGE COMPANY                    Los Angeles, California 90054




	      OFFICER'S ANNUAL COMPLIANCE CERTIFICATE
		  FISCAL YEAR DECEMBER 31, 1995



The undersigned, a Vice President, respectively, of Weyerhaeuser Mortgage Company, (the "Servicer") under the Prudential Home Mortgage Company, Inc. Servicing Agreement (the "Agreement") entered into by and among the Servicer and the Prudential Home Mortgage Company, Inc., hereby certify to Securitized Assets Servicers Corporation that:



     (i) a review of the activities of the Servicer during the preceding calendar year and of its performance under the Agreement has been made under the undersigned's supervision, and

     (ii) to the best of the undersigned's knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement throughout such year.


	     Or,

	     there has been failure by the Servicer to fulfill any duty, responsibility or obligation under this Agreement, as specified in the attached document.




Dated: March 28, 1996


By:  /s/ Timothy A. Breedlove
Name:  Timothy A. Breedlove
Title:  VP/Chief Accounting Officer







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